Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.8

DATED 16 July 2014

THE CHANCELLOR MASTERS AND SCHOLARS OF THE

UNIVERSITY OF OXFORD

and

SUMMIT CORPORATION PLC

and

ISIS INNOVATION LIMITED

VARIATION AGREEMENT

relating to the Agreement for the Sponsorship of a Research Programme for the development of small molecule modulators of utrophin for the treatment of Duchenne Muscular Dystrophy dated 22 November 2013

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	VARIATION	4

3.	GOVERNING LAW AND JURISDICTION	6

SCHEDULE 1 - Amended Agreement		8

THIS VARIATION AGREEMENT is made on 16 July 2014 BETWEEN:

(1)	THE CHANCELLOR MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD, whose administrative office is at University Offices, Wellington Square, Oxford, OX1 2JD (the “University”); and

(2)	SUMMIT CORPORATION PLC, a public limited company incorporated in England and Wales with company number 05197494, whose address is 85b Park Drive, Abingdon, Oxfordshire, OX14 4RY (the “Sponsor”);

(3)	ISIS INNOVATION LIMITED, a private limited company incorporated in England and Wales with company number 02199542, whose registered office is at University Offices, Wellington Square, Oxford, OX1 2JD (“Isis”),

each a “Party” and collectively the “Parties”.

BACKGROUND

(A)	The Parties entered into an agreement for the sponsorship of a research programme relating to the development of small molecule modulators of utrophin for the treatment of Duchenne Muscular Dystrophy dated 22 November 2013 (the “Agreement”).

(B)	Clause 3.3 of the Agreement provides that both the University and the Sponsor will be parties to any master services agreement governing any work to be undertaken by a commercial third party organisation and funded by the Sponsor for the purposes of the Project. The Parties wish to streamline the contracting process, by allowing the University and the Sponsor to enter into such contracts separately, provided such arrangements are approved by the RMT and such contracts are consistent with the provisions and principles of the Agreement

(C)	The Parties acknowledge that the definitions of Intellectual Property and Background Intellectual Property in the Agreement contain mistakes, and the Parties wish to rectify those mistakes.

(D)	The Parties wish to amend the Agreement as set out in this Variation Agreement with effect from the date of this Variation Agreement (the “Variation Date”).

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Words and phrases defined in the Agreement, when used in this Variation Agreement, shall have the meanings set out in the Agreement.

1.2	In this Variation Agreement: (a) the headings are used for convenience and shall not affect its interpretation; (b) a reference to this “Variation Agreement” shall include the Background and Schedules; (c) a reference to a “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality and wherever incorporated or established) and that person’s legal and personal representatives, successors and permitted assigns; and (d) the words “include”, “including” or “in particular” are deemed to have the words “without limitation” following them.

2.	VARIATION

2.1	With effect from the Variation Date, the Parties agree the following amendments to the Agreement:

2.1.1	the text of clause 1.6 of the Agreement is amended as follows, where deletions are shown in struck through text and additions are shown in underlined text:

Intellectual Property shall mean know how, patents, rights to inventions, registered designs, copyright and related rights, database rights, design rights, topography rights, trade marks, service marks, trade names and domain names, and renewals and extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world ~~created or first reduced to-practice during the course of the Project~~ excluding (in the case of the University) any ~~copyright in academic publications or similar materials~~ such intellectual property rights to which the University does not lay claim under its Statutes and Regulations as amended from time to time;

2.1.2	the text of clause 1.8 of the Agreement is amended as follows, where deletions are shown in struck through text and additions are shown in underlined text:

Background Intellectual Property shall mean Intellectual Property owned or controlled by a Party, other than Arising Intellectual Property~~,~~ and Licensed Know-how, and made available by that Party for use in the Project;

2.1.3	the text of clause 1.10 of the Agreement is amended as follows, deletions are shown in struck through text and additions are shown in underlined text:

The Licensed ~~Technology~~ Know-how shall have the same definition as contained in the Licence;

2.1.4	the following text is inserted into the Agreement as Clause 1.14:

All references to “Licensed Technology” in the Agreement shall be references to “Licensed Know-how”.

2.1.5	the text of clause 3.3 of the Agreement is amended as follows, where deletions are shown in struck through text and additions are shown in underlined text:

Subject to clause 11.7 additional funding may be provided by the Sponsor to fund work undertaken by commercial third party organisations for the furtherance of the Project. No commercial third party organisation may be appointed to assist with the performance of the Project without the approval of the RMT, as defined in Schedule 2, to both the organisation and the terms of engagement of the organisation. ~~Both Sponsor and University shall be parties to any master services agreement governing such work by such commercial third party organisation. Subject to Clause 6.3 Arising Intellectual Property resulting from the conduct of the work placed with a commercial third party organisation under the direction of the RMT shall be owned by the University and the parties shall ensure that any master services agreement governing such work confers to the University title over such Arising Intellectual Property.~~ Notwithstanding the approval of the RMT, no party may enter into any such contract unless it is consistent with the terms of this Agreement (in particular, clauses 5 and 6) and imposes consistent obligations on the commercial third party organisation. For the avoidance of doubt, Intellectual Property created, generated, developed or first reduced to practice by or on behalf of any such commercial third party organisation in respect of the Project shall be Arising Intellectual Property for the purposes of this Agreement.

2.1.6	the text of clause 5.2 of the Agreement is amended as follows, where additions are shown in underlined text:

Subject to the following sub-clauses of this clause 5, each Party agrees to use all reasonable endeavours not to disclose to any third party any Confidential Information within clause 1.5.1, and not to make to any third party any disclosure of Confidential Information within clause 1.5.2 which would prejudice the rights of the other Parties under this Agreement or the Option Agreement. A Party may disclose Confidential Information only to those of its officers, employees, authorised agents and (in relation to the University) students who have a need to know that Confidential Information for the Project, provided that it informs those persons of the confidential nature of the Confidential Information and the obligations of this Agreement before disclosure, and provided that the Party disclosing such Confidential Information shall procure and at all times be responsible for those persons’ compliance with the obligations set out in this Agreement.

2.1.7	the text of clause 6.1 of the Agreement is amended as follows, where deletions are shown in struck through text and additions are shown in underlined text:

Subject to clauses 6.2 and 6.5 nothing contained in this Agreement shall affect the absolute and unfettered rights of each Party in their Background Intellectual Property and the provisions of clause 4 5 shall apply to all Background Intellectual Property.

2.1.8	the text of clause 6.3 of the Agreement is amended as follows, where additions are shown in underlined text:

All Arising Intellectual Property shall be the property of the University and, accordingly, the Sponsor hereby assigns, agrees to assign, or procure assignment by any third party engaged by the Sponsor, to the University absolutely (by way of present and future assignment) any and all such Arising Intellectual Property. The University and those working on the Project shall have the irrevocable right to use the Arising Intellectual Property for academic and research purposes only provided that (unless the Sponsor fails to exercise its option set out in Schedule 5 to this Agreement) any such right will not extend to use of the Arising Intellectual Property for any research carried out with the benefit of funding from a commercial entity or non-profit organisation where such commercial entity or non-profit organisation would gain rights over the Arising Intellectual Property as a result of such funding.

2.1.9	the following text is inserted into the Agreement as Clause 6.6:

Each Party shall ensure that all Arising Intellectual Property created by its officers, employees and (in relation to the University) students shall, on creation, automatically vest in it absolutely and that it is entitled to deal with such Arising Intellectual Property in accordance with the terms of this Agreement. Each Party shall procure that all Arising Intellectual Property created by any third party engaged by it is assigned to that Party such that it is entitled to deal with such Arising Intellectual Property in accordance with the terms of this Agreement.

2.1.10	the following text is inserted into the Agreement as Clause 6.7:

Each Party shall, and shall use its reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required, at the requesting Party’s cost, for the purpose of giving full effect to this clause 6.

2.2	The amendments to the Agreement are shown in the copy of the Agreement attached at Schedule 1, where the text is shown after the deletions and additions have been made for the Parties’ convenience.

3.	GOVERNING LAW AND JURISDICTION

3.1	This Variation Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

3.2	The Parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Variation Agreement or its subject matter or its formation (including non-contractual disputes or claims).

IN WITNESS of this Agreement, the Parties have executed this Agreement through their duly authorised representatives.

SIGNED for and on behalf of THE CHANCELLOR MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD	)
)
	)	/s/ Barbara Murray
)

Name:	Barbara Murray

Title:	Head of Research Services Science Area University of Oxford

Date:	1·7·14

SIGNED for and on behalf of SUMMIT CORPORATION PLC	) ) )	/s/ Glyn Edwards

Name:	Glyn Edwards

Title:	CEO

Date:	16·07·2014

SIGNED for and on behalf of ISIS INNOVATION LIMITED	) ) )	/s/ Linda Naylor

Name:	Linda Naylor

Title:	Executive Director Isis Innovation Ltd

Date:	25/6/14

SCHEDULE 1 - Amended Agreement

The amended version of the Agreement immediately follows this page.

DATED 16 June 2014

AGREEMENT FOR THE SPONSORSHIP OF A RESEARCH PROGRAMME

AGREEMENT FOR THE SPONSORSHIP OF A RESEARCH PROGRAMME

THIS AGREEMENT dated 22 November 2013 and revised on 16 June 2014 is made BETWEEN:

(1)	THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD, whose administrative offices are at Wellington Square, Oxford OX1 2JD (“the University”)

(2)	SUMMIT CORPORATION PLC whose registered company number is 05197494 and whose address is 85b Park Drive, Abingdon, Oxfordshire, OX14 4RY (“the Sponsor”)

(3)	ISIS INNOVATION LIMITED whose registered company number is 02199542 and whose registered office is University Offices, Wellington Square, Oxford, OX1 2JD (“Isis”).

WHEREAS:

(A)	The University has developed technology in the field of therapeutic and commercial applications of small molecule utrophin modulation, particularly (but without limitation) for therapy of Duchenne Muscular Dystrophy and Becker Muscular Dystrophy.

(B)	Isis has licensed technology to MuOx Ltd under Isis Project numbers 7903, 4417 and 8066.

(C)	The Sponsor has through a Share Purchase Agreement bought MuOx Ltd and the Licence, as defined below, may be novated to Sponsor.

(C)	The Sponsor now wishes to fund the University to undertake a programme of research and the Parties wish to define certain of their rights and obligations with regard to that programme of research.

THE PARTIES HEREBY AGREE

1.	DEFINITIONS

1.1	The Project	shall mean the programme of work described in the First Schedule to this Agreement; and any modifications, deletions or expansions approved in writing by both parties;

1.2	The Principal Investigators	shall mean Professor Kay Davies, Professor Stephen Davies and Dr. Angela Russell or their successors under clause 8.2 of this Agreement;

1.3	The Project Period	shall mean the period from Effective Date for a period of thirty-six (36) months and subject to clause 11.7 any further period that the Parties agree is required for the successful completion of the Project;

1.4	The Effective Date	shall mean the date of signature of this Agreement.

1.5	Confidential Information	shall mean all and any specifications, formulae, structures, synthetic routes and methods, drawings, tapes, discs and other computer-readable media, documents, information, techniques and know-how which either

1.5.1 are disclosed by one party to the other in connection with the Project and marked or labelled “Proprietary”, “Confidential” or “Sensitive” by the disclosing party at the time of disclosure; or

1.5.2 are written, prepared or generated in the course of, and as part of, the Project;

1.6	Intellectual Property	shall mean know how, patents, rights to inventions, registered designs, copyright and related rights, database rights, design rights, topography rights, trade marks, service marks, trade names and domain names, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world excluding (in the case of the University) any such intellectual property rights to which the University does not lay claim under its Statutes and Regulations as amended from time to time;

1.7	Arising Intellectual Property	shall mean all Intellectual Property arising from the conduct of the Project;

1.8	Background Intellectual Property	shall mean Intellectual Property owned or controlled by a Party other than Arising Intellectual Property and Licensed Know-how, and made available by that Party for use in the Project;

1.9	The Licence	shall mean the Deed of Licence of technology agreement between Isis and the MuOx Ltd and attached as the fourth Schedule to this Agreement;

1.10	The Licensed Know-how	shall have the same definition as contained in the Licence;

1.11	Option Agreement	means the Option Agreement entered into between Sponsor and Isis dated 22 November 2013 and attached as Schedule 5 to this Agreement;

1.12	Party	shall mean the University, Isis or the Sponsor individually;

1.13	Parties	shall mean University, Isis and the Sponsor taken together;

1.14	All references to “Licensed Technology” in the Agreement shall be references to “Licensed Know-how”

2.	THE PROJECT

2.1	The Project will be conducted in laboratories of the University under the direction and supervision of the Principal Investigators.

2.2	Subject to clause 8.4 the Project shall run for the Project Period.

2.3	The University will use all reasonable endeavours to provide adequate facilities; to obtain any requisite materials, equipment and personnel; and to carry out the Project diligently within the scope allowed by the Sponsor’s funding. Although the University will use all reasonable endeavours to perform the research described in the First Schedule, the University does not undertake that work carried out under or pursuant to this Agreement will lead to any particular result, nor is the success of such work guaranteed.

2.4	The University will provide the Sponsor with quarterly reports summarising the progress of work under the Project as set out in the Second Schedule. The University shall ensure that full and complete records of all work undertaken under the Project are kept including full accurate and up to date laboratory notebooks whether in writing or electronic form in accordance with the procedures of best practice set out on the University’s web-site and updated from time to time[1].

2.5	The Parties will comply with the Project Management and Governance obligations set out in Second Schedule to this Agreement.

3.	FUNDING BY THE SPONSOR

3.1	The Sponsor will make payments to the University towards the cost of the Project on the dates and in the amounts set out in the Third Schedule to this Agreement.

3.2	Except as otherwise provided by agreement in writing, as between the Sponsor and the University the full and unencumbered title to all equipment purchased or constructed using funds provided by the Sponsor shall vest in the University.

[1]	http://www.admin.ox.ac.uk/rdm/dmp/documentation/labnotebooks/ retrieved 11/10/

3.3	Subject to clause 11.7 additional funding may be provided by the Sponsor to fund work undertaken by commercial third party organisations for the furtherance of the Project. No commercial third party organisation may be appointed to assist with the performance of the Project without the approval of the RMT, as defined in Schedule 2, to both the organisation and the terms of engagement of the organisation. Notwithstanding the approval of the RMT, no party may enter into any such contract unless it is consistent with the terms of this Agreement (in particular, clauses 5 and 6) and imposes consistent obligations on the commercial third party organisation. For the avoidance of doubt, Intellectual Property created, generated, developed or first reduced to practice by or on behalf of any such commercial third party organisation in respect of the Project shall be Arising Intellectual Property for the purposes of this Agreement.

4.	FUNDING BY THIRD PARTIES

4.1	It is within the contemplation of the Parties that the Principal investigators may during the Project Period, in execution of their duties as academic scientists apply from time to time for grant funding from Governmental bodies and not-for-profit organisations. The University undertakes to diligently review the terms and conditions prevalent in any grant awards to be made and promptly bring to the attention of the JSC any potential conflicts with the rights granted to Sponsor under the Share Purchase Agreement, Licence and Option Agreement. The Parties shall use reasonable endeavours to seek a resolution to such potential conflict(s) so that the award may be made and accepted by the University without prejudice to Sponsor’s exclusive rights under the Share Purchase Agreement, Licence Agreement and Option Agreement.

4.2	For the avoidance of doubt, should a resolution to any potential conflicts not be possible, the University shall not accept any grant funding, the prevalent terms and conditions of which prejudice or otherwise conflict with Sponsor’s rights under the Share Purchase Agreement, Licence and Option Agreement.-

5.	CONFIDENTIALITY AND PUBLICATION PROCEDURES

5.1	The Parties acknowledge that in the performance of this Agreement, each may have access to Confidential Information of the others.

5.2	Subject to the following sub-clauses of this clause 5, each Party agrees to use all reasonable endeavours not to disclose to any third party any Confidential Information of the other Parties within clause 1.5.1, and not to make to any third party any disclosure of Confidential Information within clause 1.5.2 which would prejudice the rights of the other Parties under this Agreement or the Option Agreement. A Party may disclose Confidential Information only to those of its officers, employees, authorised agents and (in relation to the University) students who have a need to know that Confidential Information for the Project, provided that it informs those persons of the confidential nature of the Confidential Information and the obligations of this Agreement before disclosure, and provided that the Party disclosing such Confidential Information shall procure and at all times be responsible for those persons’ compliance with the obligations set out in this Agreement.

5.3	None of the Parties shall incur any obligation under clause 5.2 with respect to information which:

5.3.1	is known to the receiving Party before its receipt, and not impressed already with any obligation of confidentiality to the disclosing Party; or

5.3.2	is or becomes publicly known without any breach of this Agreement or of any other obligation to keep it confidential; or

5.3.3	is obtained by the receiving party from a third party in circumstances where the receiving Party has no reason to believe that there has been a breach of an obligation of confidentiality owed to the disclosing Party; or

5.3.4	is independently developed by the receiving Party; or

5.3.5	is approved for release in writing by an authorised representative of the disclosing Party; or

5.3.6	the receiving Party is required to disclose by law or regulation (provided that, in the case of the Freedom of Information Act 2000, none of the exemptions in that Act applies to the information disclosed) or by order of a competent authority (including any regulatory or governmental body or securities exchange); provided that, where practicable, the disclosing Party is given reasonable advance notice of the intended disclosure and provided that the relaxation of the obligation of confidentiality shall only last for as long as necessary to comply with the relevant law, regulation or order and shall apply solely for the purposes of such compliance.

5.4	If the University receives a request under the Freedom of Information Act 2000 to disclose any information which, under this Agreement, is the Sponsor’s Confidential Information, it will notify the Sponsor and will consult with the Sponsor. The Sponsor will respond to the University within [**] days after receiving the University’s notice if that notice requests the Sponsor to provide information to assist the University to determine whether or not an exemption in the Freedom of Information Act applies to the information requested under that Act.

5.5	The Project will form part of the actual carrying out of a primary charitable purpose of the University; that is, the advancement of education through teaching and research. There must therefore be some element of public benefit arising from the Project, and this is secured through the following sub-clauses.

5.5.1	Nothing in this Agreement shall prevent or hinder any registered student of the University from submitting for a degree of the University a thesis based on the results obtained during the course of work undertaken as part of the Project, the examination of such a thesis by examiners appointed by the University, or the deposit of such a thesis in accordance with the relevant procedures of the University.

5.5.2	In accordance with normal academic practice, all employees, students, agents or appointees of the University (including those who work on the Project) shall be permitted:-

5.5.2.1	subject to first following the procedures laid down in clause 5.6, to publish results obtained during the course of work undertaken as part of the Project; and

5.5.2.2	in pursuance of the University’s academic functions, to discuss work undertaken as part of the Project in internal seminars, and to give instruction within the University on questions related to such work.

5.6	Where the University wishes to submit for publication results of the Project in which the Sponsor has an interest pursuant to this Agreement or the Option and Licence Agreement, the University will submit such results to the Sponsor in writing, together with a formal notification of intent to submit for publication not less than [**] days in advance of the submission for publication. The Sponsor may require the University to delay submission for publication if in the Sponsor’s opinion such delay is necessary in order to seek patent or similar protection for the results. A delay imposed as a result of a requirement made by the Sponsor shall not last longer than is absolutely necessary to seek the required protection; and therefore shall not exceed [**] months from the date of receipt of the results by the Sponsor, although the University will not unreasonably refuse a request from the Sponsor for additional delay in the event that property rights would otherwise be lost. Notification of the requirement for delay in submission for publication must be received by the University within [**] days after the receipt of the results by the Sponsor, failing which the University and the Principal Investigator shall be free to assume that the Sponsor has no objection to the proposed publication.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	Subject to clauses 6.2 and 6.5 nothing contained in this Agreement shall affect the absolute and unfettered rights of each Party in their Background Intellectual Property and the provisions of clause 5 shall apply to all Background Intellectual Property.

6.2	The Sponsor hereby grants the University a royalty free, non-exclusive licence to its Background Intellectual Property solely for the purposes of the Project. The University may not grant any sub-licence to use the Sponsor’s Background Intellectual Property.

6.3

All Arising Intellectual Property shall be the property of the University and, accordingly, the Sponsor hereby assigns, agrees to assign, or procure assignment by any third party engaged by the Sponsor, to the University absolutely (by way of present and future assignment) any and all such Arising Intellectual Property. The University and those working on the Project shall have the irrevocable right to use the Arising Intellectual Property for academic and research purposes only provided that (unless the Sponsor fails to exercise its option set out in Schedule 5 to this Agreement) any such right will not extend to use of the Arising Intellectual Property for any research carried out with the benefit of funding from a commercial entity or non-profit organisation where such commercial entity or non-profit organisation would gain rights over the Arising Intellectual Property as a result of such funding.

6.4	The Sponsor’s rights in relation to Arising Intellectual Property are defined in the Option Agreement and the Licence.

6.4.1	If the Sponsor requires the use of the University’s Background Intellectual Property in order to exercise its rights in any Arising Intellectual Property as granted by clauses 6.4 above, then, provided the University is free and willing to license the Background Intellectual Property in question, the University will not unreasonably refuse to grant or delay granting a commercial licence to the Sponsor (through Isis Innovation Limited, its technology transfer division) so that the Sponsor may use such Background Intellectual Property for the purpose of exercising its rights in Arising Intellectual Property. The provisions of clause 6.4 shall apply to the grant of any licence of Background Intellectual Property pursuant to this clause.

6.5	The University may fulfil its obligations under clauses 6.4 and 6.5 through its technology transfer company Isis Innovation Ltd and the University may take such actions (including in respect of the Arising Intellectual Property) as may be necessary or desirable for this purpose.

6.6	Each Party shall ensure that ail Arising Intellectual Property created by its officers, employees and (in relation to the University) students shall, on creation, automatically vest in it absolutely and that it is entitled to deal with such Arising Intellectual Property in accordance with the terms of this Agreement. Each Party shall procure that all Arising Intellectual Property created by any third party engaged by it is assigned to that Party such that it is entitled to deal with such Arising Intellectual Property in accordance with the terms of this Agreement.

6.7	Each Party shall, and shall use its reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required, at the requesting Party’s cost, for the purpose of giving full effect to this clause 6.

7.	ASSIGNMENT

Except as expressly provided in this Agreement, neither party may assign this Agreement, or delegate its performance, to any other person without the prior written consent of the other party.

8.	TERMINATION

8.1	This Agreement may be terminated by either party

8.1.1	for any material breach of the obligations set out in this Agreement, by giving [**] days’ written notice to the other of its intention to terminate. The notice shall include a detailed statement describing the nature of the breach. If the breach is capable of being remedied and is remedied within the [**]-day notice period, then the termination shall not take effect. If the breach is of a nature such that it can be fully remedied but not within the ninety day notice period, then termination shall also not be effective if the party involved begins to remedy the breach within that period, and then continues diligently to remedy the breach until it is remedied fully. If the breach is incapable of remedy, then the termination shall take effect at the end of the ninety-day notice period in any event;

8.1.2	with immediate effect by giving notice to the other party, if the other party becomes insolvent, or if an order is made or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of the other party’s assets, or if the other party makes any arrangement with its creditors.

8.2	The University agrees to notify the Sponsor promptly if at any time Professor Kay Davies, Professor Steve Davies or Dr. Angela Russell are unable or unwilling to continue the direction and supervision of the Project. Within sixty (60) days after such incapacity or expression of unwillingness the University shall nominate a successor to any of the above. The Sponsor will not decline unreasonably to accept the nominated successor. However, if the successor is not acceptable to the Sponsor on reasonable and substantial grounds, then the Sponsor may terminate this Agreement by giving ninety (90) days’ written notice to the University. Nevertheless, the Sponsor will continue to reimburse the cost to the University of any non-cancellable amounts committed by the University before receipt of the Sponsor’s notice and of contracts of service or for services which were made by the University before receipt of the Sponsor’s notice with personnel appointed to work on the Project. In such circumstances the University shall use its reasonable endeavours to reallocate personnel and minimise the sums payable by the University in accordance with the University’s personnel policies. The University will exercise such rights of termination as may be available to the University in order to bring such contracts to an end as quickly as is lawfully possible. Reimbursement by the Sponsor will continue until the effective date of termination of each contract.

8.3	The University may terminate this Agreement with immediate effect by giving notice in writing to the Sponsor if the Sponsor fails to make more than one of the payments due to the University pursuant to clause 3.1 in a timely manner and has failed, within thirty (30) days of receipt of written notice requiring payment, to remedy the failure to pay.

8.4	The parties will assess on or around each anniversary of this Agreement whether there are valid scientific reasons for ceasing the conduct of the Project. In the event that the parties agree that this is the case, this Agreement may be terminated by the parties in writing. In the event that the parties cannot agree on whether there are valid scientific reasons for ceasing the conduct of the Project, the matter shall be escalated in accordance with clause 11.10.

8.5	The expiration of the Project Period, or the termination of this Agreement under clauses 7, 8.1, 8.2, 8.3 or 8.4 shall mean the termination with effect from the expiry date or (as the case may be) the effective date of termination of the obligations imposed on the parties under clauses 2 and 3. Clauses 5.1 to 5.3 shall survive for three years after the expiration of the Project Period or (as the case may be) the termination of this Agreement. Clauses 5.6 and 6.5 shall survive for one year (in the case of clause 5.6), and six months (in the case of clause 6.5) after expiration or termination (or for such other period as the parties may agree under clause 6.5), unless it is a case of repudiation by the Sponsor, of termination by the University under clause 8.1 or termination by the Sponsor under clause 8.4 (in which event clauses 5.6 and 6.5 shall terminate with clauses 2 and 3). The remaining clauses shall survive indefinitely after expiration or termination.

9.	LIMITATION OF LIABILITY

The University of Oxford will make every effort to perform the Project with reasonable care and skill. However, the University is a charitable foundation devoted to education and research; and in order to fulfil its legal obligations to protect its assets for the benefit of those objects, the University imposes the following conditions on the performance of the Project, and the following limits on the University’s liability.

9.1	The University makes no representation or warranty that advice or information given by the Principal Investigator or any other of its employees, students, agents or appointees who work on the Project, or the content or use of any materials, works or information provided in connection with the Project, will not constitute or result in infringement of third-party rights.

9.2	The University accepts no responsibility for any use which may be made of any work carried out under or pursuant to this Agreement, or of the results of the Project, nor for any reliance which may be placed on such work or results, nor for advice or information given in connection with them.

9.3	The Sponsor undertakes to make no claim in connection with this Agreement or its subject matter against the Principal Investigator or any other employee, student, agent or appointee of the University (apart from claims based on fraud, recklessness or wilful misconduct). This undertaking is intended to give protection to individual researchers: it does not prejudice any right which the Sponsor might have to claim against the University. The benefit conferred by this sub-clause is intended to be enforceable by the persons referred to in it.

9.4

Subject to clause 9.6, the liability of either party to the other for any breach of this Agreement, for any negligence, or arising in any other way out of the subject-matter of this Agreement, the Project or the results will not extend to any indirect damages or losses, or to any loss of profits, loss of revenue, loss of business, loss of data, loss of contracts or opportunity, whether direct or indirect; even if, in any such case, the party bringing the claim has advised the other of the possibility of those losses or if they were within the other party’s contemplation.

9.5	Subject to Clause 9.6, in order to conserve the assets of the University for application to its charitable purposes the maximum liability of the University to the Sponsor under or otherwise in connection with this Agreement or its subject matter shall not exceed the return of all moneys provided by the Sponsor under clause 3.1 together with interest on the balance of such moneys from time to time outstanding, accruing from day to day at the Barclays Bank plc Base Rate from time to time in force and compounded annually as at 31 December.

9.6	Nothing in this Agreement limits or excludes either party’s liability for:

9.6.1	death or personal injury resulting from negligence; or

9.6.2	any fraud or for any sort of other liability which, by law, cannot be limited or excluded;

9.6.3	wilful misconduct

9.7	If any sub-clause of this clause 9 is held to be invalid or unenforceable under any applicable statute or rule of law then it shall be deemed to be omitted, and if as a result any party becomes liable for loss or damage which would otherwise have been excluded then such liability shall be subject to the remaining sub-clauses of this clause 9.

10.	NOTICES

The University’s representative for the purpose of receiving payments, reports and other notices shall until further notice be:

The Director

Research Services Office

University Offices

Wellington Square

Oxford OX1 2JD

with copies to:

The Administrator	And	Professor K. Davies
Department of Physiology, Anatomy, and Genetics		Department of Physiology, Anatomy, and Genetics
University of Oxford		University of Oxford
Le Gros Clark Building		Sherrington Building
South Parks Road		South Parks Road
Oxford		Oxford
OX1 3QX		OX1 3QX

The Sponsor’s representative for the purpose of receiving invoices, reports and other notices shall until further notice be:

The Company Secretary

Summit Corporation PLC

85b Park Drive

Abingdon

Oxfordshire

OX14 4RY

11.	GENERAL

11.1	Clause headings are inserted in this Agreement for convenience only, and they shall not be taken into account in the interpretation of this Agreement.

11.2	Amounts specified for payment in this Agreement are stated exclusive of Valued Added Tax. Whenever the Sponsor is obliged to make a payment to the University under this Agreement which attracts Value Added, sales, use, excise or other similar taxes or duties, the Sponsor shall be responsible for paying such taxes and duties.

11.3	If the Sponsor fails to make any payment due to the University under this Agreement then, without prejudice to the University’s other rights and remedies consequent upon breach of this Agreement, the University may charge interest on the balance outstanding, accruing from day to day at the rate of [**] per cent ([**]%) per annum above the Barclays Bank plc Base Rate from time to time in force and compounded annually as at 31 December.

11.4	If the performance by either party of any of its obligations under this Agreement (other than an obligation to make payment) shall be prevented by circumstances beyond its reasonable control, then such party shall be excused from performance of that obligation for the duration of the relevant event.

11.5	Nothing in this Agreement shall create, imply or evidence any partnership or joint venture between the University and the Sponsor or the relationship between them of principal and agent.

11.6	Neither the University nor the Sponsor shall use the name or any trademark or logo of the other in any press release or product advertising, or for any other commercial purpose, without the prior written consent of the other; provided, however, that publication of the sums received from the Sponsor in the University’s Annual Report and similar publications shall not be regarded as a breach of this clause.

11.7	This Agreement and its five Schedules (which are incorporated into and made a part of this Agreement) constitute the entire agreement between the parties for the Project and no statements or representations made by either party have been relied upon by the other in entering into this Agreement. Any variation shall be in writing and signed by authorised signatories for both parties.

11.8	No one except a party to this Agreement has any right to prevent the amendment of this Agreement or its termination, and no one except a party to this Agreement may enforce any benefit conferred by this Agreement, unless this Agreement expressly provides otherwise.

11.9	This Agreement shall be governed by English Law. Subject to clause 11.10, the English Courts shall have exclusive jurisdiction to deal with any dispute which may arise out of or in connection with this Agreement.

11.10	Any dispute, controversy or claim arising under, out of or relating to this Agreement and any subsequent amendments of this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim shall be decided in accordance with the law of England.

11.11	If any one or more clauses or sub-clauses of this Agreement would result in this Agreement being prohibited pursuant to any applicable law then it or they shall be deemed to be omitted. The parties shall uphold the remainder of this Agreement, and shall negotiate an amendment which, as far as legally feasible, maintains the economic balance between the parties.

11.12	This Agreement may be executed in any number of counterparts, each of which when executed will constitute an original of this Agreement, but all counterparts will together constitute the same agreement. No counterpart will be effective until each Party has executed at least one counterpart.

AS WITNESS the hands of authorised signatories for the parties on the date first mentioned above.

SIGNED for and on behalf of THE CHANCELLOR MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD		SIGNED for and on behalf of SUMMIT CORPORATION PLC:

Name:	Barbara Murray	Name:	Glyn Edwards

Position:	Head of Research Services Science Area University of Oxford	Position: Signature:	CEO /s/ Glyn Edwards

Signature:	/s/ Barbara Murray

SIGNED for and on behalf of ISIS INNOVATION LIMITED

Name:	Linda Naylor

Position:	Executive Director Isis Innovation Ltd

Signature:	/s/ Linda Naylor

SCHEDULES

1.	Description of the Project

2.	Project Management

3.	Payment schedule

4.	The Licence (Background Know How)

5.	Option Agreement (Arising IPR)

SCHEDULE 1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

SCHEDULE 2

Project Management and Governance

0.	Definitions

0.1	“RMT” shall mean the Research Management Team

0.2	“JSC” shall mean the Joint Steering Committee

1.	Provision of Information

1.1	The RMT shall provide to the JSC quarterly written reports containing such information as the JSC may reasonably request and that the members of the JSC are entitled to acquire under this Agreement.

1.2	The University through the Principal Investigators shall notify the Sponsor and the JSC within [**] business days if it believes it has created Arising Intellectual Property as a result of the performance of the Project and shall provide to the Sponsor and the JSC all information it has regarding such Arising Intellectual Property.

1.3	Upon reasonable request by the Sponsor, the University shall provide to the Sponsor at the Sponsor’s expense all raw data, photocopies of laboratory notebooks, protocols, structures, markush structures, and any other data created during the performance of the Project and whether or not in machine readable form. For the avoidance of doubt, the use of such information is subject to the terms of the Agreement and such information shall be considered the Confidential Information of the University.

2.	RMT

2.1	The Parties shall establish and maintain for the duration of the Project Period a RMT. Save as follows, the RMT shall comprise Dr. Jon Tinsley, Chief Scientific Officer, DMD and Dr. Francis Wilson, Head of Chemistry from the Sponsor and Professor Kay Davies and Dr. Angela Russell from the University. Each party shall be entitled to replace its members on the RMT with equivalentty qualified and experienced persons. The parties agree that Dr. Alfred Ajami shall be appointed as an independent member of the RMT.

2.2	The RMT shall meet every [**] weeks, either face to face, by conference call or by videoconference. RMT meetings will be co-chaired by Professor Kay Davies and Dr. Jon Tinsley. Each of the University and Sponsor agree that any number of observers may attend RMT meetings. Observers may include members of the Principal Investigators’ research groups, Summit employees, and in line with the University of Oxford’s Conflicts of Interest Policy, the respective Heads of Departments of DPAG and Chemistry or their nominees. For the avoidance of doubt, the conduct of the RMT shall be under the terms of the Agreement including but not limited to clause 4 and any Confidential Information disclosed by one Party to the other during the course of any RMT meeting shall be treated in accordance with clause 4.

2.3	The functions of the RMT shall be:-

2.3.1	to ensure timely execution of the research plan and budget and the interchange of information and ideas between the University and Sponsor such that are relevant to the Project;

2.3.2	to provide day to day oversight of the Project; and

2.3.3	to make decisions regarding the appointment of third party contractors and placing of work orders to assist with the performance of the Project.

2.4	Save as expressly provided in the following sentence, the RMT shall not have the right to amend research plan without prior recourse to the JSC.

3.	JSC

3.1	The Parties shall throughout the Project Period maintain in existence a Joint Steering Committee (the “JSC”) to oversee the performance of the Project.

3.2	The JSC shall:

3.2.1	have the right to agree any amendment to the Project, such right to be subject to formal written agreement where required between the Parties in accordance with clause 11.7 of this Agreement; and

3.2.2	direct, manage and monitor the RMT; and

3.2.3	review the progress of the Project and make any decisions required, and recommend to the Parties whether the Parties should continue to participate in the Project;

3.2.4	make recommendations to the Sponsor upon whether any patents can be sought in relation to any of the Arising Intellectual Property or Improvements; and

3.2.5	provide strategic oversight of the performance of the Project; and

3.2.6	propose to the Parties amendments to this Agreement from time to time as may be necessary or desirable to give effect to this Agreement, such amendments to be subject to formal written agreement where required between the Parties in accordance with clause 11.7 of this Agreement; and

3.2.7

The University will within [**] days of submission of any grant application made by the Principal Investigators that relate to the Project, provide to the JSC the terms and conditions of any potential grant awards that may be made subject to such grant application. If such terms are prejudicial to the rights granted to the Sponsor under the Share Purchase Agreement, Licence Agreement and Option Agreement., the University will discuss such potential conflict(s) with Sponsor and Principal

Investigators and the University and Sponsor shall use reasonable endeavours to seek a resolution to such potential conflict(s) so that the award may be made and accepted by the University without prejudice to Sponsor’s exclusive rights under the Share Purchase Agreement, Licence Agreement and Option Agreement.

3.3	The JSC shall be established and run by the Parties as follows

3.3.1	The JSC shall comprise a total of four (4) members (“Members”) comprising two (2) appointees from the Sponsor and one (1) for the University and one for Isis. The initial Members appointed by the Parties shall be as follows

Sponsor	Isis	University
Dr Andrew Mulvaney	Dr. Carolyn Porter	Professor Tim Donohoe
Dr. Michael Boss

3.3.2	Each Party may invite observers to meetings of the JSC. A Party inviting any such observer shall ensure that it uses reasonable efforts to ensure that the other Parties are advised at least [**] Business Days prior to the relevant meeting of the identity of the observer and that such observers are bound by obligations of confidentiality no less onerous than those imposed by this Agreement. Such observers shall not be counted towards any assessment of quorum for the purpose of Clause 3.3.7 below and shall not be entitled to participate in any decision making or voting.

3.3.3	Each Party shall be entitled to remove any Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Member. Each Party shall give the other Parties, prior written notice of any proposed changes in the identity of any of their Members.

3.3.4	Without prejudice to Clause 3.3.5 below, the JSC shall meet as soon as reasonably practicable following the Effective Date and thereafter shall hold regular meetings at intervals of [**] months throughout the Project Period, in each case at dates and times to be mutually agreed.

3.3.5	It is understood and agreed by the Parties that in order to ensure that the performance of the Project operates optimally, the JSC may need to operate occasionally on a highly responsive basis and consider and make decisions on an ad-hoc basis as required from time to time and as appropriate the Parties shall use their reasonable efforts to ensure that Members are available to take decisions at short notice.

3.3.6	Provided that at least [**] meetings are held face-to-face [**] during the Project Period, meetings of the JSC may be held (at the request of any Party) by teleconference or other electronic means. In the case of meetings at which Members are physically present the venue for all meetings shall unless otherwise agreed by the Parties alternate between the premises of the University and the Sponsor.

3.3.7	Provided always that at least two (2) Members, including one Member appointed by each of the University and the Sponsor are present throughout a meeting, the quorum for meetings of JSC shall be two (2) Members.

3.3.8	Decisions of the JSC shall be made by unanimous agreement of the Members present. In the event of a vote at a meeting of the JSC, the University and Isis shall each have one (1) vote and the Sponsor shall have two (2) votes. Should it prove impossible to obtain unanimous agreement, the matter shall be referred for discussion between Sponsor’s CEO and the Head of the Department of Physiology, Anatomy and Genetics and the Chairman of Chemistry.

3.3.9	The functions of chairperson and secretary (responsible for preparing the minutes of each meeting of the JSC) shall alternate between the Members of the University and the Sponsor. The minutes of each meeting of the JSC shall be sent to each of the Members within [**] Business Days of each meeting. In the case of any amendment to the Project approved by the JSC pursuant to Clause 6, the Parties shall update the Project in Schedule 1.

SCHEDULE 3

Payment Schedule

Date for Payment by the Sponsor	Amount (excluding VAT1): £sterling
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]
[**]	[**	]

TOTAL PAYABLE	1,537,372

The University shall invoice the Sponsor on the dates listed above, and the Sponsor shall pay within [**] days.

Payments shall quote reference	[**]

Bank detail for payment:

Name of Bank:	[**]

Sortcode:	[**]

Address:	[**]

Account Name:	[**]

[1]	VAT will be added when chargeable.

Account No.:	[**]

SWIFT address:	[**]

IBAN	[**]

The University of Oxford’s VAT number is [**]

SCHEDULE 4:

The Licence (Background Know How)

Incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form F-1

SCHEDULE 5

Exclusive Option Agreement

Incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form F-1